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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*



                                 TRM Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   872636 10 5
                 -----------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

                                  SCHEDULE 13G

CUSIP No. 872636 10 5                                          Page 2 of 5 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        Marcia W. Zech
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF               197,645
        SHARES          --------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER
       OWNED BY
         EACH                  0
       REPORTING        --------------------------------------------------------
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH
                               197,645
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        197,645
--------------------------------------------------------------------------------
  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------








                                Page 2 of 5 pages

ITEM 1.  ISSUER

         (a)    Name of Issuer: TRM Corporation

         (b) Address of Issuer's Principal Executive Offices: 5208 NE 122nd Avenue, Portland, OR 97230-1074

ITEM 2.  REPORTING PERSON AND SECURITY

         (a)    Name of Person filing: Marcia W. Zech

         (b)    Address of  Principal  Business  Office or, if none,  Residence:
                3041 60th Avenue SE, Mercer Island, WA 98040

         (c)    Citizenship: USA.

         (d)    Title of Class of Securities: Common Stock of TRM Corporation

         (e)    CUSIP Number: 872636 10 5

ITEM 3.  FILINGS PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C)

         (a)    / / Broker of dealer registered under Section 15 of the Exchange
                Act;

         (b)    / / Bank as defined in section 3(a)(6) of the Exchange Act;

         (c) / / Insurance company as defined in section 3(a)(19) of the Exchange Act;

         (d) / / Investment company registered under section 8 of the Investment Company Act of 1940;

         (e)    /  /   An   investment   adviser   in   accordance   with   Rule
                13d-1(b)(1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) / / A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

         (h) / / A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j)    / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).









                                Page 3 of 5 pages

ITEM 4.  OWNERSHIP

         (a)    Amount beneficially owned: 197,645

         (b)    Percent of class: 2.8%

         (c)    Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote: 197,645

                (ii)   Shared power to vote or to direct the vote: 0

                (iii)  Sole power to dispose  or to direct the  disposition  of:
                       197,645

                (iv)   Shared power to dispose or to direct the  disposition of:
                       0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                Not applicable.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the

                                Page 4 of 5 pages
securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 26, 2004
                                       -----------------------------------------
                                                              Date


                                        /s/ MARCIA W. ZECH
                                       -----------------------------------------
                                                         Marcia W. Zech







































                                Page 5 of 5 pages